EXHIBIT 99.3

MAIDEN HOLDINGS, LTD. APPOINTS JOHN MARSHALECK AS CHIEF FINANCIAL OFFICER

Hamilton, Bermuda, August 11, 2009 — Maiden Holdings, Ltd. (Nasdaq: MHLD) today announced that the Board of Directors appointed John Marshaleck to serve as the Company’s new Chief Financial Officer.  Mr. Marshaleck has a twenty-six year history with Maiden and GMAC RE and has most recently served as Chief Operating Officer of Maiden Holdings since January 2009.  Mr. Marshaleck also served in several senior leadership capacities with GMAC Re, Maiden Re’s predecessor, since 1983, including President and CFO.   In addition, Michael Tait has been appointed Chief Accounting Officer of Maiden Holdings and CFO of Maiden Insurance in Bermuda.

Art Raschbaum, President and Chief Executive Officer of Maiden Holdings, Ltd., stated: “John Marshaleck brings to the CFO position a successful track record in finance along with proven leadership skills.  John has broad business experience and history with Maiden Re, and we are confident that he will assume his new responsibilities quickly and effectively.  In addition, Michael Tait’s appointment to the newly established position of Chief Accounting Officer will leverage his strong technical accounting skills as we continue to build the Maiden finance team and strengthen the accounting and compliance infrastructure. Michael served as Maiden’s first CFO and established a strong framework to build upon.”

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. Is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

Contact:
Maiden Holdings, Ltd.
Hilly Gross
VP, Investor Relations
212.220.7120 ext. 7023
irelations@maidenre.com